Exhibit 99.1

The Hanover Reports Record Second Quarter Net Income of $2.68 per Diluted Share;

Operating Income(1) of $1.56 per Diluted Share;

Combined Ratio of 95.7%, including Catastrophe Impact of 3.9 points

WORCESTER, Mass., July 29, 2015 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $120.7 million, or $2.68 per diluted share, for the second quarter of 2015, compared to net income of $82.6 million, or $1.84 per diluted share, in the prior-year quarter. Operating income was $70.4 million, or $1.56 per diluted share, in the second quarter of 2015, compared to $58.4 million, or $1.30 per diluted share, in the prior-year quarter.

Second Quarter Highlights

•	Combined ratio of 95.7%; combined ratio excluding catastrophes(2) of 91.8%

•	Operating income up 20.5% and up 6.3% excluding catastrophes(3)

•	Net premiums written(4) of $1.3 billion, up 1.3%, led by growth in domestic businesses of 3.9%; excluding the impact of foreign exchange movements, growth was 2.5%

•	Continued price increases in Commercial and Personal Lines

•	Net investment income of $70.7 million, up 5.5% from the prior-year quarter

•	Completed the transfer of the U.K. motor business, which resulted in a net gain of $40.3 million

•	Book value per share of $66.28, up 0.5% from March 31, 2015, and up 2.2% from December 31, 2014; book value per share excluding net unrealized gains on investments and derivatives of $60.96, up 4.3% and 5.1%, respectively

•	Repurchased approximately 213,000 shares of common stock for $15.0 million during the second quarter

	Three months ended June 30		Six months ended June 30
(In millions, except per share data)	2015	2014	2015	2014
Net premiums written (4)	$1,293.4	$1,276.2	$2,508.5	$2,448.5
Operating income	70.4	58.4	127.5	105.4
per diluted share	1.56	1.30	2.83	2.35
Net income	120.7	82.6	175.6	137.2
per diluted share	2.68	1.84	3.90	3.06
Net investment income	70.7	67.0	140.8	134.0
Book value per share	$66.28	$63.65	$66.28	$63.65
Ending shares outstanding	43.9	43.9	43.9	43.9
Combined ratio	95.7%	96.8%	96.4%	97.5%
Combined ratio, excluding catastrophes	91.8%	92.1%	91.9%	92.6%

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

“We are pleased to report another quarter of very strong financial performance, generating operating income of $1.56 per share, up 20% compared to the prior-year quarter,” said Frederick H. Eppinger, president and chief executive officer of The Hanover. “Our capabilities, strong business mix, as well as underwriting leadership in preferred segments, allow us to successfully compete in the current market environment.

“Our domestic businesses grew by 4%, led by Commercial Lines, and reflected pricing increases in the quarter of 5.5% for Core Commercial, and 5.2% for Personal Lines. Our combined ratio excluding catastrophes decreased by nearly a point, underscoring our consistent trajectory of underwriting improvement,” Eppinger said.

“Chaucer once again delivered strong results, showcasing the strength and depth of its underwriting team. With significant competition in the Lloyd’s environment, we will continue to focus on profitability in this business,” said Eppinger.

“Our book value per share increased to $66.28, up 2% all-in since December 31, 2014, and 5% excluding the movement in net unrealized gains on investments and derivatives. We also generated a 10.7% operating ROE in the quarter and 9.8% year-to-date, giving us a clear line of sight to our financial goals as we progress toward top-quartile performance,” Eppinger said.

Second Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $48.2 million, compared to $44.2 million in the second quarter of 2014. The Commercial Lines combined ratio was 98.3%, compared to 98.4% in the prior-year quarter. Catastrophe losses were $23.2 million, or 4.2 points of the combined ratio, compared to $17.0 million, or 3.3 points, in the prior-year quarter. Second quarter 2015 results also reflected net unfavorable prior-year reserve development of $6.0 million, or 1.1 points of the combined ratio, compared to $1.8 million, or 0.3 points, in the second quarter of 2014.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(5), improved by 1.8 points to 93.0%, compared to 94.8% in the prior-year quarter, due to lower loss ratio and, to a lesser extent, expense ratio. The loss ratio declined in all major lines, driven by rate and business mix improvement.

Net premiums written were $569.1 million in the quarter, up 5.2% from the prior-year quarter, driven by pricing increases, as well as improved retention and targeted new business growth.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended June 30		Six months ended June 30
$ in millions	2015	2014	2015	2014
Net premiums written	$569.1	$541.0	$1,151.0	$1,080.3
Net premiums earned	557.0	517.6	1,103.2	1,030.3
Operating income before taxes	48.2	44.2	79.4	60.3
Loss and LAE ratio	62.2%	61.8%	63.4%	64.5%
Expense ratio(6)	36.1%	36.6%	36.2%	36.7%

Combined ratio	98.3%	98.4%	99.6%	101.2%

Combined ratio, excluding catastrophe losses	94.1%	95.1%	94.4%	95.6%
Current accident year combined ratio, excluding catastrophe losses	93.0%	94.8%	93.8%	95.4%

Personal Lines

Personal Lines operating income before taxes was $32.1 million in the quarter, compared to $22.7 million in the second quarter of 2014. The Personal Lines combined ratio was 95.7%, compared to 98.3% in the prior-year quarter. Catastrophe losses were $20.9 million, or 5.9 points of the combined ratio, compared to $27.2 million, or 7.8 points, in the prior-year quarter. Second quarter 2015 results also reflected net favorable prior-year reserve development of $1.9 million, or 0.5 points of the combined ratio, compared to $2.2 million, or 0.6 points, in the second quarter of 2014.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 90.3%, compared to 91.1% in the prior-year quarter. Current accident year loss ratio excluding catastrophes improved slightly, as the benefit of ongoing pricing and underwriting actions was partially offset by the emergence of first quarter winter weather losses and higher than usual large losses in the homeowners line. The decline in the expense ratio in the current quarter reflects the higher than usual expense ratio in the prior-year quarter.

Net premiums written were $378.3 million in the quarter, up 2.0%, compared to the prior-year quarter, primarily due to rate increases.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended June 30		Six months ended June 30
$ in millions	2015	2014	2015	2014
Net premiums written	$378.3	$370.8	$704.7	$690.0
Net premiums earned	356.7	350.3	709.6	700.5
Operating income before taxes	32.1	22.7	54.4	44.3
Loss and LAE ratio	67.8%	69.9%	69.2%	70.4%
Expense ratio	27.9%	28.4%	27.8%	28.1%

Combined ratio	95.7%	98.3%	97.0%	98.5%

Combined ratio, excluding catastrophe losses	89.8%	90.5%	90.5%	92.0%
Current accident year combined ratio, excluding catastrophe losses	90.3%	91.1%	91.1%	92.5%

Chaucer

Chaucer’s operating income before taxes was $42.0 million in the quarter, compared to $38.1 million in the second quarter of 2014. Chaucer’s combined ratio was 90.6%, compared to 92.1% in the prior-year quarter. Catastrophe losses were $2.4 million, or 0.8 points of the combined ratio, compared to $11.5 million, or 3.7 points, in the prior-year quarter. Second quarter 2015 results also reflected net favorable prior-year reserve development of $33.0 million, or 11.3 points of the combined ratio, compared to $29.2 million, or 9.5 points, in the second quarter of 2014.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 101.1%, compared to 97.9% in the prior-year quarter, primarily driven by higher large loss activity in the energy line.

Net premiums written were $346.0 million(4) in the quarter, down 5.0% over the prior-year quarter, driven by foreign exchange movements and, to a lesser extent, lower business writings in the energy line.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended June 30		Six months ended June 30
$ in millions	2015	2014	2015	2014
Net premiums written(4)	$346.0	$364.4	$652.8	$678.2
Net premiums earned	292.1	306.8	604.0	606.9
Operating income before taxes	42.0	38.1	91.2	87.3
Loss and LAE ratio	53.5%	52.4%	54.1%	52.5%
Expense ratio	37.1%	39.7%	35.5%	37.5%

Combined ratio	90.6%	92.1%	89.6%	90.0%

Combined ratio, excluding catastrophe losses	89.8%	88.4%	88.7%	88.2%
Current accident year combined ratio, excluding catastrophe losses	101.1%	97.9%	98.2%	96.2%

Effective June 30, 2015, the company completed the transfer of Chaucer’s U.K. motor business to an unaffiliated U.K. based insurance provider. The transaction was executed through a 100 percent reinsurance arrangement for prior claim liabilities and in-force policies written by this division and the sale of two entities associated with this business. In connection with the arrangement, liabilities of approximately $447 million were ceded, which included $137.4 million of written premiums. Additionally, approximately $422 million of assets were transferred which included $380.4 million of invested assets and cash. Total consideration for this transaction was $64.9 million. After accounting for transaction costs, goodwill and intangibles associated with this business and other items, the company recognized a realized gain on this transaction of $40.3 million net of tax, which included net realized investment gains of $3.8 million.

Investments

Net investment income was $70.7 million for the second quarter of 2015, compared to $67.0 million in the prior-year period. The increase is primarily due to the impact of investing higher operating cash flows and from investing in higher yielding asset classes such as limited partnerships and commercial mortgage loan participations. These increases were partially offset by lower fixed maturity new money yields. The average pre-tax earned yield on fixed maturities was 3.60% and 3.74% for the quarters ended June 30, 2015 and 2014, respectively.

Net realized investment gains were $12.6 million in the second quarter of 2015, including $1.9 million of impairment charges. In the second quarter of 2014, net realized investment gains were $22.2 million, including $0.1 million of impairment charges.

The company held $8.3 billion in cash and invested assets on June 30, 2015. Fixed maturities and cash represented 89% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains decreased $138.0 million during the second quarter of 2015 to $216.5 million at June 30, 2015, from $354.5 million at March 31, 2015. During the first six months of 2015, net unrealized investment gains decreased $93.7 million. The change in net unrealized investment gains for both periods resulted from general volatility in prevailing interest rates, credit spreads and equity markets.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $66.28, up 0.5% from March 31, 2015 and up 2.2% from December 31, 2014, primarily driven by earnings accretion and the gain on the transfer of the U.K. motor business, partially offset by decreases in unrealized investment gains during the period. Book value per share excluding net unrealized gains on investments and derivatives was $60.96, up 4.3% from March 31, 2015 and up 5.1% from December 31, 2014.

During the quarter, the company repurchased senior debentures maturing in October 2025, with a carrying value of $6.5 million at a cost of $8.3 million.

Additionally, the company repurchased approximately 213,000 shares of common stock during the second quarter, bringing the year-to-date total to approximately 333,000 shares for a total amount of $23.5 million. On July 28, the company had approximately $93 million of capacity remaining under its $600 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its second quarter results on Thursday, July 30, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-866-314-5232; if calling internationally, please dial 1-617-213-8052; conference code: 46379011. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover’s second quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

$ in millions	June 30 2015	December 31 2014
Assets
Total investments	$7,709.9	$8,250.3
Cash and cash equivalents	583.7	373.3
Premiums and accounts receivable, net	1,520.5	1,360.9
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,822.3	2,268.2
Other assets	1,508.3	1,507.0

Total assets	14,144.7	13,759.7

Liabilities
Loss and loss adjustment expense reserves	6,591.3	6,391.7
Unearned premiums	2,736.7	2,583.9
Debt	835.1	903.5
Other liabilities	1,073.1	1,036.6

Total liabilities	11,236.2	10,915.7

Total shareholders’ equity	2,908.5	2,844.0

Total liabilities and shareholders’ equity	$14,144.7	$13,759.7

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended June 30		Six months ended June 30
$ in millions	2015	2014	2015	2014
Revenues
Premiums earned	$1,205.8	$1,174.7	$2,416.8	$2,337.7
Net investment income	70.7	67.0	140.8	134.0
Total net realized investment gains	12.6	22.2	22.0	26.6
Fees and other income	8.0	9.1	16.2	18.6

Total revenues	1,297.1	1,273.0	2,595.8	2,516.9

Losses and expenses
Losses and loss adjustment expenses	744.9	725.5	1,518.0	1,476.0
Amortization of deferred acquisition costs	262.0	259.6	522.6	513.3
Interest expense	14.9	16.3	30.8	32.6
Gain on disposal of U.K. motor business	(37.7)	—	(37.7)	—
Other operating expenses	160.4	163.9	332.5	315.2

Total losses and expenses	1,144.5	1,165.3	2,366.2	2,337.1

Income from continuing operations before income taxes	152.6	107.7	229.6	179.8
Income tax expense	31.7	25.2	53.8	42.6

Income from continuing operations	120.9	82.5	175.8	137.2
Discontinued operations	(0.2)	0.1	(0.2)	—

Net income	$120.7	$82.6	$175.6	$137.2

The following is a reconciliation from operating income to net income(7):

The Hanover Insurance Group, Inc.

	Three months ended June 30				Six months ended June 30
	2015		2014		2015		2014
(In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)

Commercial Lines	$48.2		$44.2		$79.4		$60.3
Personal Lines	32.1		22.7		54.4		44.3
Chaucer	42.0		38.1		91.2		87.3
Other	(2.9)		(2.8)		(5.4)		(4.7)

Total	119.4		102.2		219.6		187.2
Interest expense	(14.9)		(16.3)		(30.8)		(32.6)

Operating income before income taxes	104.5	$2.32	85.9	$1.91	188.8	$4.19	154.6	$3.45
Income tax expense on operating income	(34.1)	(0.76)	(27.5)	(0.61)	(61.3)	(1.36)	(49.2)	(1.10)

Operating income after income taxes	70.4	1.56	58.4	1.30	127.5	2.83	105.4	2.35
Gain on disposal of U.K. motor business, net of tax	40.3	0.91	—	—	40.3	0.90	—	—
Other non-operating items:
Net realized investment gains	12.6	0.28	22.2	0.49	22.0	0.49	26.6	0.59
Loss from repurchase of debt	(1.8)	(0.04)	—	—	(18.5)	(0.41)	—	—
Other	(0.4)	(0.01)	(0.4)	—	(0.4)	(0.01)	(1.4)	(0.03)
Income tax benefit (expense) on other non-operating items	(0.2)	(0.01)	2.3	0.05	4.9	0.10	6.6	0.15

Income from continuing operations, net of taxes	120.9	2.69	82.5	1.84	175.8	3.90	137.2	3.06
Discontinued operations, net of taxes	(0.2)	(0.01)	$0.1	—	(0.2)	—	—	—

Net income	$120.7	$2.68	$82.6	$1.84	$175.6	$3.90	$137.2	$3.06

Weighted average shares outstanding		45.0		44.9		45.1		44.8

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding our ability to achieve financial goals and generate strong earnings, profitable growth and target returns, strength of balance sheet to grow business , long-term success, ability to succeed, effectively compete and gain opportunities from market disruption in the current market environment, success of strategic initiatives, commercial auto improvement, improved business mix and rate actions; implications of the U.K. motor transaction, including the impact on future earnings, future expense ratio and loss ratio on go forward business, future impact on net investment income, and future business expansion; the ability to maintain a strong leadership position at Chaucer; agreement for the purchase of a leading agent in the U.K. including the ability to increase portfolio and broaden distribution; ability to utilize M&A or organic opportunities for growth; the success of exposure management actions; success of Hanover Platinum including retention, profitability and elevated new business it is expected to produce; the potential of domestic lines to drive growth and improve on expense ratios; future rate, pricing and retention trends (including whether pricing will exceed loss costs); the potential impact of capital actions and business investments; the impact of product and business mix changes; future margin improvement; the ability to manage the challenging market conditions related to Chaucer’s business; ability to continue earnings growth trajectory through 2016, increased income from “higher yielding assets,” ability to achieve target returns in the quarters ahead and expected catastrophe losses, financial results and earnings guidance for the full year 2015, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment; and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 44 of the 2014 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repayment of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2014 Annual Report on pages 78-80.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as

“operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months and six month ended June 30, 2015 and 2014 is set forth in the table on page 8 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:		Media:
Oksana Lukasheva		Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail:	mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, and casualty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1)	Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(3)	Operating income, (before taxes), excluding catastrophes, is a non-GAAP measure. It is defined as operating income, (before taxes and interest expense), excluding the impact of catastrophe losses as reported on page 5 of the financial supplement. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(4)	Net premiums written for Chaucer do not reflect the June 30, 2015 transfer of $137.4 million of unearned premium reserves previously written by the U.K. motor business. This transfer of unearned premium reserves is part of the disposition of the U.K. motor business and has no impact on net premiums earned.

Reconciliation of net premiums written including U.K. motor transfer:

	Chaucer		Consolidated
	Three months ended	Six months ended	Three months ended	Six months ended
$ in millions	June 30		June 30
Net premiums written:
Prior to the U.K. motor transfer	$346.0	$652.8	$1,293.4	$2,508.5
Ceded as part of the U.K. motor transfer	(137.4)	(137.4)	(137.4)	(137.4)

Total net premiums written including U.K. motor transfer	$208.6	$515.4	$1,156.0	$2,371.1

(5)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(6)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(7)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items.